Exhibit 99.2

FOR IMMEDIATE RELEASE

Media and Investor Contact:

Wendy Kelley,

Vice President, Stakeholder and Investor Engagement

investorrelations@wd40.com

+1-619-275-9304

WD-40 Company Announces Board Changes

~ Appoints Gregory A. Sandfort as Chairman of the Board~

SAN DIEGO – December 13, 2022 – WD-40 Company (NASDAQ:WDFC) announced the appointment of Gregory A. Sandfort as non-executive chairman of the board of directors, effective today. Mr. Sandfort replaces Garry O.  Ridge as chairman following his retirement from the board after today’s 2022 Annual Meeting of Stockholders, and Mr. Sandfort remains a member of the Compensation Committee, Corporate Governance Committee, and Finance Committee.

Mr. Sandfort was initially elected to the Company’s board in 2011. He has served as its lead independent director since 2020. Mr. Sandfort had served as chief executive officer of Tractor Supply Company from 2012 until his retirement in 2020.

The Company also announced that Cynthia B. Burks was elected to the Company’s board at the Annual Meeting of Stockholders following her nomination by the board earlier this year. Ms. Burks has been appointed to serve as a member of the Audit Committee and the Compensation Committee.

“On behalf of the board, I would like to thank Garry for his leadership of our Company and its people over the last three and a half decades,” said Mr. Sandfort, chairman of the board. “Garry’s strategic vision transformed the Company into an iconic brand recognized by millions of consumers worldwide, and we  are grateful for his lasting contributions to our global brand and business and, most importantly, our corporate culture.”

“Moreover, we are extremely pleased to officially welcome Cynthia to our board today. Her extensive knowledge of human capital strategy, designing culture to increase competitive advantage, organizational design as well as diversity, equity and inclusion will make her an exceptional addition to our board,” concluded Mr. Sandfort.

Ms. Burks most recently served as senior vice president and chief people and culture officer at Genentech, Inc., a subsidiary of Roche Holding AG. She has also served as vice president, head of human resources at Genentech Research and Early Development and has held various human resource and organizational development positions across a variety of industries including media, consumer goods and technology.

Ms. Burks currently serves as a director and member of the Organization and Compensation Committee of Inspire Medical Systems, Inc.

WD-40 Company’s board is currently composed of 12 directors.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $518.8 million in fiscal year 2022 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

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